ARTICLES OF AMENDMENT

BLACKROCK INCOME TRUST, INC.

BlackRock Income Trust, Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) that:

FIRST:    The charter of the Corporation (the “Charter”) is hereby amended to provide that, as of the Effective Time (as defined below), every three shares of common stock, $0.01 par value per share, of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of common stock, $0.03 par value per share of the Corporation.

SECOND:    To the extent that the number of issued and outstanding shares of stock as of the Effective Time is not evenly divided by three, the remaining fractional share shall be rounded up to a full share of common stock.

THIRD:    Upon the effectiveness of the amendment set forth in Article FIRST hereof, the Charter of the Corporation is hereby further amended to decrease the par value of each share of common stock of the Corporation from $0.03 per share to $0.01 per share.

FOURTH:    These Articles of Amendment shall be effective at 12:01 a.m. Eastern Daylight Time on October 18, 2022 (the “Effective Time”).

FIFTH:    These Articles of Amendment were approved by a majority of the board of directors of the Corporation, and (i) the amendment set forth in Article FIRST hereof is made without action by the stockholders of the Corporation pursuant to Section 2-309(e) of the Maryland General Corporation Law and the amendment set forth in Article THIRD hereof is made without action by the stockholders of the Corporation pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

SIXTH:    The authorized stock of the Corporation has not been increased by these Articles of Amendment.

SEVENTH:    As amended hereby, the Charter of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 12th day of October 2022, by the President of the Corporation, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information, and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

ATTEST:		BLACKROCK INCOME TRUST, INC.

By:	/s/ Janey Ahn	By:	/s/ John Perlowski
Name:	Janey Ahn	Name:	John Perlowski
Title:	Secretary	Title:	President